UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2006

BOLT TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Connecticut	0-10723	06-0773922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Duke Place, Norwalk, Connecticut	06854
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code (203) 853-0700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2006, at the Annual Meeting of Stockholders of Bolt Technology Corporation (the “Company”), the stockholders of the Company approved the Bolt Technology Corporation 2006 Stock Option Plan (the “Plan”). The Board of Directors of the Company (the “Board”) previously adopted the Plan on September 28, 2006, subject to stockholder approval.

The number of shares of the Company’s common stock, no par value per share (“Common Stock”), that may be issued pursuant to options will not exceed, in the aggregate, 500,000 shares, subject to adjustment on changes in capitalization of the Company. The Plan provides for the grant of options to directors, officers and employees of the Company and its subsidiaries. Options granted may either be incentive stock options intended to comply with Section 422 of the Internal Revenue Code (“ISOs”), or non-qualified or compensatory stock options (“NQSOs”), or a combination of ISOs and NQSOs; provided however, that no ISOs may be granted to non-employee directors.

The Board is responsible for administering the Plan and may delegate administration of the Plan to a committee of at least two non-employee directors designated by the Board (the “Committee”). The Board or Committee will have the power to determine eligibility and which eligible persons shall receive options, the type, number, amount and terms of options, any vesting or other provisions, and otherwise generally to administer and interpret the Plan. No option shall be granted under the Plan after June 30, 2016, and the term of each option shall not be longer than ten (10) years from the date of grant. The Board may amend, suspend or terminate the Plan, but no such amendment or termination may be made which would adversely affect any outstanding options without the written consent of the affected optionees.

The Plan provides that each non-employee director of the Company elected a director by the stockholders of the Company at the Company’s Annual Meeting of Stockholders held in 2006 and in years thereafter ending with the year 2015, will be granted options to purchase 5,000 shares of the Company’s Common Stock on the date of his or her election to the Board and each year of election thereafter. In addition, the current non-employee directors who were directors elected at the Company’s Annual Meetings of Stockholders held in 2003, 2004 and 2005 will be granted an aggregate of options for 15,000 shares, comprised of 3,000 shares to each of Messrs. Flynn and Kabureck (elected in 2003), Mr. Ryan (elected in 2004), and Messrs. Conlisk and Smith (elected in 2005). Each option granted to a non-employee director shall have an option term of five (5) years from the date it is granted and shall be first exercisable with respect to 25% of the shares covered under the grant in each of the second through fifth year of its term. Additional options may be granted to non-employee directors at the discretion of the Committee.

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The terms and conditions of the Plan are further described under the caption “Proposal 2 - Approval of the Bolt Technology Corporation 2006 Stock Option Plan” in the Company’s Schedule 14A Definitive Proxy Statement filed with the Securities and Exchange Commission on October 20, 2006.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Each recipient of a stock option award will enter into an Incentive Stock Option Agreement, a Nonqualified Stock Option Agreement or a Non-Employee Director Nonqualified Stock Option Agreement, as applicable, in the form attached to this Current Report on Form 8-K as Exhibit 10.1(i) through (iii), respectively, as may be modified by the Committee from time to time in accordance with the Plan.

Section 9—Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Bolt Technology Corporation 2006 Stock Option Plan together with (i) Form of Incentive Stock Option Agreement under the Bolt Technology Corporation 2006 Stock Option Plan, (ii) Form of Nonqualified Stock Option Agreement under the Bolt Technology Corporation 2006 Stock Option Plan, and (iii) Form of Non-Employee Director Nonqualified Stock Option Agreement under the Bolt Technology Corporation 2006 Stock Option Plan.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOLT TECHNOLOGY CORPORATION

By:	/s/ Raymond M. Soto
Raymond M. Soto
Chairman of the Board, President and Chief Executive Officer

Dated: November 22, 2006

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Exhibit Index

Exhibit No.	Description
10.1	Bolt Technology Corporation 2006 Stock Option Plan together with (i) Form of Incentive Stock Option Agreement under the Bolt Technology Corporation 2006 Stock Option Plan, (ii) Form of Nonqualified Stock Option Agreement under the Bolt Technology Corporation 2006 Stock Option Plan, and (iii) Form of Non-Employee Director Nonqualified Stock Option Agreement under the Bolt Technology Corporation 2006 Stock Option Plan.

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